Exhibit 3.10

PCI STRATEGIC MANAGEMENT, LLC

A Maryland Limited Liability Company

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

Dated as of December 21, 2020

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

PCI STRATEGIC MANAGEMENT, LLC

A Maryland Limited Liability Company

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of PCI Strategic Management, LLC (the “Company”), a Maryland limited liability company, is entered into as of December 21, 2020 by the undersigned (each, a “Member”, and collectively, the “Members”).

WHEREAS, the Articles of Organization of the Company were filed with the Department of Assessments and Taxation of the State of Maryland on September 12, 2007 (the “Articles of Organization”); and

WHEREAS, the affairs of the Company and the relationship between its Members have been governed by that certain Operating Agreement of the Company dated February 15, 2019, as amended by the First Amendment effective as of June 11, 2019 and the Second Amendment effective as of October 20, 2020 and thereafter by that certain Amended and Restated Operating Agreement of the Company dated October 23, 2020 (collectively, the “Original Agreement”); and

WHEREAS, the parties hereto desire to enter into this Agreement to amend and replace, and supersede in its entirety, the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound, agree as follows:

1.    Name. The name of the limited liability company governed hereby is “PCI Strategic Management, LLC”.

2.    Purpose. The Company does and will exist for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Maryland Limited Liability Company Act (Title 4A § 201, et seq.), as in effect from time to time (the “Act”), and engaging in any and all activities necessary or incidental to accomplish the foregoing.

3.    Principal Office and Resident Agent of the Company. The principal office of the Company shall be 6811 Benjamin Franklin Drive, Suite 200, Columbia, Maryland 21046. The Company may have such other or additional offices as the Member may determine. The resident agent of the Company shall be The Corporation Trust Incorporated, 2405 York Rd, Suite 201, Lutherville Timonium, MD 21093-2264.

4.     Term. The existence of the Company commenced on the date a Articles of Organization were filed with the Department of Assessments and Taxation of the State of Maryland under and pursuant to the Act and shall continue until the Company is dissolved pursuant to Section 15 of this Agreement.

5.    Members. The name, mailing address, facsimile and e-mail of the Member are set forth on the attached Schedule 1, which schedule shall be amended from time to time in accordance with the terms of this Agreement.

6.    Capitalization. Each Member’s interest in the Company, including such Member’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company, and the right to vote, if any, on matters affecting the Company or such Member’s interest therein, as provided by the Act or this Agreement, shall be represented by units of limited liability company interest (each, a “Unit”). All Units issued hereunder shall be issued in uncertificated form unless otherwise determined by the Board. A Member’s percentage interest (a “Percentage Interest”) in the Company as of any time equals such Member’s cumulative number of Units outstanding as of such time divided by the cumulative number of Units of all Members outstanding as of such time. The initial Units and each Member’s corresponding Percentage Interest are set forth on the attached Schedule 1, which schedule shall be amended from time to time in accordance with the terms of this Agreement.

7.    Additional Interests. Subject to the provisions of this Agreement, the Board shall have the right to cause the Company to issue or sell to any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or any other business entity, or a governmental entity or any department, agency, or political subdivision thereof (each, a “Person”) (including the Members) any of the following (“Additional Interests”): (a) additional Units or other interests in the Company (including new classes or series thereof having different rights); (b) obligations, evidences of indebtedness or other securities or interests convertible into or exchangeable for Units or other interests in the Company; and (c) rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Units or securities exercisable for or convertible or exchangeable into Units, whether at the time of issuance or upon the passage of time or the occurrence of some future event. The Board shall determine the terms and conditions governing the issuance of such Additional Interests, including the number and designation of such Additional Interests, the preference (with respect to distributions) over any other membership interests and any required contributions in connection therewith. Upon the issuance or sale of Additional Interests, the Board or an authorized Officer shall amend Schedule 1 without further vote, act or consent of any other Person to reflect the issuance or sale of such Additional Interests and the resulting Percentage Interests of the Members.

8.    Additional Members. In order for a Person to be admitted as a Member of the Company with respect to an Additional Interest: (a) such Person shall have delivered to the Company a written undertaking to be bound by the terms and conditions of this Agreement and shall have delivered such documents and instruments as the Board determines to be necessary or appropriate in connection with the issuance of such Additional Interest to such Person or to effect such Person’s admission as a Member; and (b) the Board or an authorized Officer shall amend Schedule 1 without the further vote, act or consent of any other Person to reflect such new Person as a Member. Upon the amendment of Schedule 1, such Person shall be deemed to have been admitted as a Member and shall be listed as such on the books and records of the Company.

9.    Capital Contributions; Allocation of Profits or Losses.

(a)    The Members shall not be obligated to make capital contributions to the Company and the Units shall be nonassessable.

(b)    In the event the Company is treated as a partnership for U.S. federal income tax purposes, the following provisions shall apply:

(i)     The Company shall maintain a capital account (each, a “Capital Account”) for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Company may, upon the occurrence of any of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulations Section 1.704- 1(b)(2)(iv)(g) to reflect a revaluation of Company property. Items of Company income, gain, loss, expense or deduction for any fiscal period shall be allocated among the Members in such manner that, as of the end of such fiscal period and to the greatest extent possible, the Capital Account of each Member shall be equal to the respective net amount, positive or negative, which would be distributed to such Member from the Company or for which such Member would be liable to the Company under this Agreement, determined as if the Company were to (A) liquidate the assets of the Company for an amount equal to their book value (determined according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv)) and (B) distribute the proceeds in liquidation in accordance with Section 15(b).

(ii)    All income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts, except that if any such allocation is not permitted by the Internal Revenue Code of 1986, as amended (the “Code”), or other applicable law, the Company’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts. In the event that any property is contributed to the Company by a Member, gain or loss on the disposition of such property, and any losses or deductions with respect to such property, shall first be shared among the Members so as to take into account the variation between the basis of the property to the Company and its fair market value at the time of contribution, all in accordance with Code Section 704(c) and Treasury Regulations thereunder.

(c)     In the event that the Company is not treated as a partnership for U.S. federal income tax purposes, no allocation of income, gains, losses and deductions shall be made pursuant to this Section 8.

10.    Distributions. Distributions shall be made to the Members in accordance with their Percentage Interests at the times and in the aggregate amounts determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Members on account of their interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

11.    Board of Managers.

(a)     Establishment. There is hereby established a committee (the “Board”) comprised of natural persons (the “Managers”) having the authority and duties set forth in this Agreement and the Act. For all business that is put to the vote of the Board, each Manager of the Company shall be entitled to one (1) vote. Any decisions to be made by the Board shall require the approval of a majority of the Board. Managers need not be residents of the State of Maryland.

(b)     Powers. The business and affairs of the Company shall be managed by or under the direction of the Board. All actions outside of the ordinary course of business of the Company to be taken by or on behalf of the Company shall require the approval of the Board. Managers shall have the duties, powers and rights of managers under Maryland law applicable to directors of corporations organized under the Maryland General Corporation Law.

(c)     Limitations on Authority. The authority of the Board over the conduct of the business affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

(d)     Number of Managers and Term of Office. The authorized number of Managers shall, as of the date hereof, be three (3) Managers and hereafter the authorized number of Managers may be increased or decreased by the Board. The Managers shall be elected by Members holding a majority of the Units and shall hold office until their respective successors are elected or until their earlier death, resignation or removal; provided, that the initial Managers are set forth on the attached Schedule 2, each of whom shall hold office as a Manager until his or her respective successor is elected or until his or her earlier death, resignation or removal. Upon the death or resignation of any Manager(s) or the removal or election of any Manager(s) in accordance with this Agreement, the Board or an authorized Officer shall amend Schedule 2 without further vote, act or consent of any other Person to reflect such death, resignation, removal or election.

(e)     Removal. The Members may, by a vote of Members holding a majority of the Units, remove, with or without cause, any Manager.

(f)     Resignation. A member of the Board may resign at any time by giving written notice to that effect to the Company. Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy caused by any such resignation or by the removal or death of any

Manager or any vacancy for any other reason may be filled by a vote of Members holding a majority of the Units, and any Manager so elected to fill any such vacancy shall hold office until his or her successor is elected or until his or her earlier death, resignation or removal.

(g)     Meetings of the Board. The Board shall meet at such time and at such place (either within or without the State of Maryland) as the Board may designate. Meetings of the Board shall be held on at least two (2) business days’ prior notice to the Managers, or upon such shorter notice as may be approved by all of the Managers. Such notice must be in writing and may be communicated via electronic mail or facsimile. Any Manager may waive such notice as to himself or herself. A record shall be maintained by the secretary of the Company or other authorized Officer of each meeting of the Board.

(h)     Conduct of Meetings. Any meeting of the Managers may be held, and any Manager may attend and vote and be present at a meeting, in person (including by written and signed proxy given to another Manager) or telephonically.

(i)     Quorum. The presence (in person, telephonically, by proxy or by operation of this Section 10(i)) of a majority of the Board shall constitute a quorum of the Board for purposes of conducting business. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then Managers having a majority of the votes of the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(j)     Attendance and Waiver of Notice. Attendance by a Manager at any meeting (in person, telephonically or by proxy) shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(k)     Actions Without a Meeting. Notwithstanding any provision contained in this Agreement, any action of the Board may be taken by written consent without a meeting. Any such action taken by the Board without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by a majority of the Board.

(l)    Compensation of the Managers. Managers, as such, shall not receive any stated salary for their services, but shall receive such reasonable compensation for their services as may be from time to time agreed upon by a majority of the Board. In addition, Managers may be reimbursed by the Company for expenses incurred to attend regular or special meetings of the Board. Nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company or any of its direct or indirect subsidiaries in any other capacity and receiving reasonable compensation for such service.

12.    Officers. The officers of the Company (the “Officers”), if any, shall be appointed by the Board in their sole discretion and shall hold office until their respective successors are elected or until their earlier death, resignation or removal; provided, that the initial Officers are set forth on the attached Schedule 3, each of whom shall hold office until his or her respective successor is elected or until his or her earlier death, resignation or removal. The Board may assign Officers titles including “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “assistant secretary” and “chief financial officer.” Any Officers appointed will have such authority and perform such duties as the Board may, from time to time, delegate to them. No Officer need be a Member and any number of offices may be held by a single person. The salaries and other compensation, if any, of the Officers shall be fixed from time to time by the Board. Any Officer may resign, in writing, as such at any time and such resignation will be effective at the time specified in the written resignation, or if no time is specified, at the time the written resignation is received by the Company. Any Officer may be removed as such, either with or without cause, at any time by the Board.

13.    Investment Opportunities and other Conflicts of Interest.

(a)     Each of (a) AE Industrial Partners Fund II, LP, a Delaware limited partnership, AE Industrial Partners Fund II-A, LP, a Delaware limited partnership and AE Industrial Partners Fund II-B, LP, a Delaware limited partnership, any existing or subsequently formed investment fund formed, operated, advised or managed, directly or indirectly, by AE Industrial Partners, LLC or any of its affiliates and any parallel fund, executive fund or alternative investment vehicle of any such investment fund, in each case, that directly or indirectly acquires Units and any affiliate thereof (other than the Company and its direct or indirect subsidiaries) and each of their respective managers, directors, officers, stockholders, partners, members, employees, representatives and agents (including any of their representatives serving on the Board or on the board of directors or board of managers of the Company’s direct or indirect subsidiaries or as an officer of the Company or any of its direct or indirect subsidiaries) and (b) any other Person that the Board determines should be designated as a Specified Person (each of the foregoing, a “Specified Person”), at any time and from time to time, may engage in and own interests in other business ventures of any and every type and description, independently or with others (including ones in competition with the Company) (an “Other Business”), with no obligation to (a) refrain from pursuing or engaging in such Other Business, (b) offer to any Person the right to participate in such Other Business, or (c) notify any Person thereof. Specified Persons may direct any investment or business opportunities to any other Person regardless of the capacity (e.g., in the capacity of a Manager or Officer) in which such investment or business opportunities are presented to a Specified Person. None of the Company, any of its direct or indirect subsidiaries or the other Members will have or acquire or be entitled to any interest, expectancy or participation (the foregoing being hereby renounced and waived to the fullest extent permitted from time to time under applicable law) in any investment or business opportunity as a result of the involvement therein of any Specified Persons. The involvement of any of the Specified Persons in any investment or business opportunity will not constitute a conflict of interest, breach of any duty (including any fiduciary duty applicable to such Person), or breach of this Agreement by such Persons.

(b)     Specified Persons may engage in any transaction (including the purchase, sale, lease or exchange of any property or rendering of any service) with the Company or its direct or indirect subsidiaries.

(c)     This Section 12 shall not in any way affect, limit or modify any liabilities, obligations, duties or responsibilities of any Person under any employment agreement, consulting agreement, confidentiality agreement, noncompete agreement, nonsolicit agreement or any similar agreement with the Company or any of its direct or indirect subsidiaries. No amendment or repeal of this Section 12 shall apply to or have any effect on the liability or alleged liability of any Officer who is also a Specified Person (a “Specified Officer”), Manager or Member for or with respect to any opportunities of which such Specified Officer, Manager or Member becomes aware prior to such amendment or repeal. For all purposes in this Agreement, any reference to “Specified Officer” contained herein shall be in reference to such individual solely in his or her capacity as such and to the extent any terms or provisions hereof that apply to Officers appear to conflict with any term or provision that applies to Specified Officers the terms and provisions that apply to Specified Officers shall control.

14.    Standard of Actions.

(a)     No Duties. Notwithstanding anything in this Agreement or at law or in equity to the contrary, no Specified Person, Manager (in such Person’s capacity as Manager) or Specified Officer shall have any duty (including fiduciary duty applicable to such Person), or any liability for breach of duty (including fiduciary duty applicable to such Person), to the Company, any Member, any other Manager or any other Person (including any creditor of the Company) and no implied duties, covenants or obligations shall be read into this Agreement against any such Specified Person, Manager or Specified Officer. Without limiting the generality of the preceding sentence, to the extent that, at law or in equity, any Specified Person, Manager (in such Person’s capacity as Manager) or Specified Officer would otherwise have duties (including fiduciary duties) and liabilities relating thereto to the Company, any Member, any Manager or any other Person, such Specified Person, Manager (in such Person’s capacity as Manager) or Specified Officer shall not be liable to the Company, any Member, any other Manager or any other Person, for breach of duty (including fiduciary duty applicable to such Person) for its good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liability of such Specified Person, Manager (in such Person’s capacity as Manager) or Specified Officer otherwise existing at law or in equity, are agreed by the Company and each Member to replace such other duties and liabilities of such Specified Person, Manager or Specified Officer.

(b)     Board Discretion. Whenever in this Agreement or any other agreement to which the Company is a party the Board (or any committee thereof) is permitted or required to take any action or to make a decision or determination, the Board (or such committee) shall take such action or make such decision or determination in its sole discretion, unless another standard is expressly set forth herein or therein. Whenever in this Agreement or any other agreement contemplated herein the Board (or any committee thereof) is permitted or required to take any action or to make a decision or determination in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, each Manager shall be entitled to consider such interests and factors as such Manager desires (including, the interests of such Manager’s affiliates, employer, partners and their affiliates).

(c)     Good Faith and Other Standards. Whenever in this Agreement or any other agreement contemplated herein or to which the Company is a party the Board (or any committee thereof) is permitted or required to take any action or to make a decision or determination in its “good faith” or under another express standard, each Manager shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or to which the Company is a party, and, notwithstanding anything contained herein to the contrary, so long as such Manager does not with such action breach the implied covenant of good faith and fair dealing (in each case, as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected)), the resolution, action or terms so made, taken or provided by the Board (or any committee thereof) shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon such Manager or any of such Manager’s affiliates, employees, agents or representatives and shall be final, conclusive and binding on the Company and the Members. With respect to any action taken or decision or determination made by any Manager or the Board (or any committee thereof), it shall be presumed that each Manager and the Board (or such committee thereof) acted in good faith and in compliance with this Agreement and the Act and any Person bringing, pleading or prosecuting any claim with respect to any action taken or decision or determination made by the Board (or any committee thereof) shall have the burden of overcoming such presumption by clear and convincing evidence; provided, that for the avoidance of doubt, this sentence shall not be deemed to increase or place any duty (including any fiduciary duty) on the Board or its Managers.

(d)     Effect on Other Agreements. This Section 13 shall not in any way affect, limit or modify any Officer’s or employee’s liabilities or obligations (including duties) under any option grant or similar incentive equity agreement, employment agreement, consulting agreement, confidentiality agreement, noncompete agreement, nonsolicit agreement or any similar agreement with the Company or any of its direct or indirect subsidiaries.

(e)     No Limitations. Nothing in this Agreement or, except as set forth in Section 13(d), any other current or future agreement shall limit this Section 13 or the intent of the parties set forth in the first sentence of Section 13(a) and any language contrary to this Section 13 in this Agreement or, except as set forth in Section 13(d), any other current or future agreement shall limit this Section 13 if, and only if, it specifically references this Section 13. This Section 13 supersedes any and all prior agreements and understandings with respect to the subject matter of this Section 13. No amendment or modification of this Agreement shall limit this Section 13 with respect to actions taken prior to such amendment.

15.    Tax Elections.

(a)    Tax Year. The fiscal and taxable year of the Company shall end on the 31st day of December in each year.

(b)     Tax Classification. Unless the Board determines otherwise, in its sole discretion, or as otherwise provided by Treasury Regulation Section 301.7701-3, the Company shall be treated as a partnership for federal income tax purposes and, if applicable, state or local income or franchise tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Any Manager or Officer is hereby authorized on behalf of the Company to make and execute any election on IRS Form 8832 the Board determines shall be made.

16.    Dissolution; Liquidation.

(a)     Dissolution. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of all of the Members; (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (iii) the insolvency, bankruptcy or dissolution of all of the Members; and (iv) the occurrence of any other event which terminates the continued membership of all of the Members in the Company.

(b)     Liquidation. Upon the dissolution of the Company, the Board shall wind up the affairs of the Company. The Members shall continue to share distributions, profits and losses during the period of liquidation in accordance with Section 8 and Section 9 hereof. Following the payment of or provision for all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Board to set up such cash reserves as may be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, (i) a final allocation of all items of income, gain, loss, and expense shall be made in accordance with Section 8 hereof, and (ii) the proceeds of the liquidation and any other funds (or other remaining assets) of the Company shall be distributed, in cash or in kind or partly in each, to the Members in accordance with Section 9 hereof.

17.    Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

18.    Exculpation and Indemnification.

(a)     Exculpation.

(i)    No Officer shall be liable to any other Officer, current or former Manager, the Company, any Specified Person or any Member for any damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost or other expense (including legal fees and expenses) (collectively, “Liability”) suffered by the Company, any Manager or any Member unless such Liability is caused by (A) such Person’s fraud, breach of any duty (including fiduciary duty applicable to such person), gross negligence, willful misconduct, intentional and material breach of this Agreement or any other agreement executed by such Officer with the Company or, (B) in the case of a criminal matter, such Person having acted or failed to act with knowledge that such conduct was unlawful, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).

(ii)     No Specified Officer, Specified Person (including in its capacity as a service provider to the Company or any of its direct or indirect subsidiaries) or current or former Manager shall be liable to any other Officer, current or former Manager, the Company, any other Specified Person or any Member for any Liability suffered by the Company, any Manager, or any Member unless such Liability is caused by (A) such Person’s fraud, willful misconduct, intentional and material breach of this Agreement or any other agreement executed by such Officer with the Company, or (B) in the case of a criminal matter, such Person having acted or failed to act with knowledge that such conduct was unlawful, in each case, as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). No Specified Officer, Specified Person (including in its capacity as a service provider to the Company or any of its direct or indirect subsidiaries) or current or former Manager shall be liable for such Person’s gross negligence or any errors in judgment or for any acts or omissions that do not constitute willful misconduct or fraud, an intentional and material breach of this Agreement or any other agreement executed by such Person with the Company, or, in the case of a criminal matter, such Person having acted or failed to act with knowledge that such conduct was unlawful.

(iii)    Any Officer or Manager may consult with counsel and accountants in respect of the meaning of the provisions of this Agreement, and provided such Person acts in good faith reliance upon the advice or opinion of such counsel or accountants, such Person shall not be liable for any Liability suffered by any Officer, current or former Manager, the Company or any Member in reliance thereon.

(b)    Right to Indemnification.

(i)    Subject to the limitations and conditions as provided in this Section 17, each of (A) any Person who is or was an affiliate of the Company, (B) any Person who is or was a member, manager, partner, equityholder, director, officer, fiduciary or trustee of the Company or any affiliate of the Company, (C) any Person who is or was serving at the request of the Company or any affiliate of the Company as an officer, director, member, manager, partner, venturer, fiduciary, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic Person or other enterprise; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (D) any Specified Person (including in its capacity as a service provider to the Company or any of its direct or indirect subsidiaries), and (E) any Person the Board designates as an “Indemnitee” for purposes of this Agreement (an “Indemnitee”) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member or an Indemnitee, shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended, but subject to the limitations expressly provided in this Agreement, against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such Indemnitee in connection with such Proceeding, and indemnification under this Section 17 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Indemnitee to indemnity hereunder; provided, that, except to the extent such Indemnitee is entitled to or receives exculpation pursuant to Section 17(a), no Indemnitee shall be indemnified for any Liability actually incurred by such Indemnitee that is attributable to (1) such Indemnitee’s or its affiliates’ (the term “affiliates” excluding, for purposes hereof, the Company’s and its direct or indirect subsidiaries) fraud, gross negligence, willful misconduct, intentional and material breach of this Agreement or any other agreement executed by such Indemnitee with the Company, or, in the case of a criminal matter, such Person having acted or failed to act with knowledge that such conduct was unlawful, in each case, as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected), (2) an Officer’s (other than any Specified Officer) breach of fiduciary duties, (3) proceedings initiated by the Indemnitee or proceedings against the Company or any of its direct or indirect subsidiaries, (4) proceedings initiated by the Company or any of its direct or indirect subsidiaries against an employee, or (5) economic losses or tax obligations incurred by an Indemnitee as a result of owning Units. The rights granted pursuant to this Section 17 shall be deemed contract rights, and no amendment, modification or repeal of this Section 17 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 17 could involve indemnification for negligence or under theories of strict liability.

(ii)     The indemnification provided by this Section 17(b) shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Managers, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(iii)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 17(b) because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise not prohibited by the terms of this Agreement.

(iv)     If an Indemnitee is entitled to advances or indemnification by a direct or indirect subsidiary of the Company with respect to a matter for which such Indemnitee is entitled to seek advances or indemnification under Section 17(b), then the Company’s obligations to advance or indemnify hereunder shall be secondary to such subsidiary’s obligations to advance or indemnify and such subsidiary shall have no right to contribution from the Company with respect to such advances or indemnifications. If an affiliate of the Company (other than a direct or indirect subsidiary of the Company) advances expenses to or indemnifies an Indemnitee with respect to a matter for which such Indemnitee was entitled to seek advances or indemnification under Section 17(b), then the Company’s obligations to indemnify hereunder shall include reimbursement of such affiliate and such affiliate shall be deemed an Indemnitee hereunder for purposes of its entitlement to such reimbursement. Except as provided in the immediately preceding sentence, the provisions of this Section 17(b) are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(v)     No amendment, modification or repeal of this Section 17(b) or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 17(b) as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(c)     Advance Payment. Reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 17(b) who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding, unless otherwise determined by the Board in the specific case, upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Indemnification of Employees and Agents. The Company, by adoption of a resolution of the Board, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Persons who are not or were not Managers or Officers but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic Person or other enterprise against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as such a Person to the same extent that it may indemnify and advance expenses to Managers and Officers under this Section 17.

(e)     Appearance as a Witness. Notwithstanding any other provision of this Section 17, the Company shall pay or reimburse reasonable out-of-pocket expenses incurred by a Manager or Officer in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he or she is not a named defendant or respondent in the Proceeding.

(f)     Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 17 shall not be exclusive of any other right which an Indemnitee may have or hereafter acquire under any law (common or statutory), provision of the Company’s Articles of Organization or this Agreement, agreement, vote of Members or disinterested Managers or otherwise. Without limiting the foregoing, the Company and each Member hereby acknowledges that one or more of the Indemnitees may have certain rights to indemnification, advancement of expenses or insurance provided by, with respect to any Indemnitee, any investment fund, institutional investor or other financial intermediary with which such Member, Manager, Officer or other Person is affiliated or of which such Indemnitee is a member, partner or employee (an “Affiliated Institution”). The Company and each Member hereby agrees that, with respect to any such Indemnitee, the Company (i) is, relative to each Affiliated Institution, the indemnitor of first resort (i.e., its obligations to the applicable Indemnitee under this Agreement are primary and any duplicative, overlapping or corresponding obligations of an Affiliated Institution are secondary), (ii) shall be required to make all advances and other payments under this Agreement, and shall be fully liable therefor, without regard to any rights any such Indemnitee may have against his or her Affiliated Institution (and, if an affiliate of the Company makes such advances or payments, then the Company’s obligations to indemnify hereunder shall include reimbursement of such affiliate and such affiliate shall be deemed an Indemnitee hereunder for purposes of its entitlement to such reimbursement), and (iii) irrevocably waives, relinquishes and releases any such Affiliated Institution from any and all claims against such Affiliated Institution for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by an Affiliated Institution on behalf of any Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and any such Affiliated Institution shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any such applicable Indemnitee against the Company. The Company and each Member agree that each Affiliated Institution is an express third-party beneficiary of the terms of this Section 17(g).

(g)     Insurance. The Company may purchase and maintain insurance, or cause its direct or indirect subsidiaries to purchase and maintain insurance, at its or their expense, to protect itself and any Person who is or was serving as a Manager, Officer or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic Person or other enterprise against any Liability, whether or not the Company would have the power to indemnify such Person against such Liability under this Section 17.

(h)     Limitation. Notwithstanding anything contained herein to the contrary (including in this Section 17), any indemnity by the Company relating to the matters covered in this Section 17 shall be provided out of and to the extent of the Company’s assets only, and no Member shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company.

(i)     Third-Party Beneficiaries. Notwithstanding anything in this Agreement to the contrary, each of the Managers, Officers or other Persons indemnified pursuant to this Section 17 are intended third-party beneficiaries of this Section 17 and shall be entitled to enforce such provision (as it may be in effect from time to time).

(j)     Savings Clause. If this Section 17 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager, Officer or any other Person indemnified pursuant to this Section 17 as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Section 17 that shall not have been invalidated and to the fullest extent permitted by applicable law.

19.    Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may be amended only by a vote of Members holding a majority of the Units.

20.    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the substantive laws of any jurisdiction other than the State of Maryland.

21.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, permitted successors and permitted assigns, who, upon acceptance thereof, shall, without further action, be (a) entitled to enforce the applicable provisions and enjoy the applicable benefits hereof and (b) bound by the terms and conditions hereof.

22.     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

23.    Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

24.    Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a fiscal year or taxable year shall refer to a portion thereof. The use of the words “or,” “either,” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

25.    Creditors. Except as set forth in Section 29, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its affiliates, and no creditor who makes a loan to the Company or any of its affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company distributions, capital, or property other than as a secured creditor. Notwithstanding anything to the contrary herein, no Member, Manager or Officer shall have any duty (including fiduciary duty applicable to such Person), or any liability for breach of duty (including fiduciary duty applicable to such Person), to any creditor of the Company.

26.    Waiver. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. The waiver by any party of a breach of any covenant, duty, agreement, or condition of this Agreement of any other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

27.    Entire Agreement. This Agreement, those documents expressly referred to herein and the other documents of even date herewith embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

28.    Electronic Delivery. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

29.    Pledgee Rights.

(a)     Pledge to Lenders. Notwithstanding anything contained herein to the contrary, the Member and any other member of the Company will be permitted to pledge or hypothecate any or all of its Units, including all economic rights, control rights, membership interests, and status rights as a Member or as a member, to any lender to the Company (or any affiliate of the Company) or any agent acting on any such lender’s behalf, and any transfer of such Units pursuant to any such lender’s (or agent’s) exercise of remedies in connection with any such pledge or hypothecation will be permitted under this Agreement with no further action or approval required hereunder. Notwithstanding anything contained herein to the contrary, upon a default under the financing giving rise to any pledge or hypothecation of the Units, the lender (or agent) will have the right, as set forth in the applicable pledge or hypothecation agreement, and without further approval of the Member or any other member and without becoming a Member or otherwise becoming a member, to exercise the membership voting rights of the Member or any other member granting such pledge or hypothecation. Notwithstanding anything contained herein to the contrary, and without complying with any other procedures set forth in this Agreement, upon the exercise of remedies in connection with a pledge or hypothecation, (i) the lender (or agent) or transferee of such lender (or agent), as the case may be, will become a Member or a member (as applicable) under this Agreement and will succeed to all of the rights and powers, including the right to participate in the management of the business and affairs of the Company, and will be bound by all of the obligations, of the Member or members (as applicable) under this Agreement without taking any further action on the part of such lender (or agent) or transferee, as the case may be, and (ii) following such exercise of remedies, the pledging Member or other member will cease to be a Member or a member and will have no further rights or powers under this Agreement. The execution and delivery of this Agreement by a Member or any other member of the Company will constitute any necessary approval of such Member or other member under applicable law to the foregoing provisions of this Section. Notwithstanding anything contained herein to the contrary, each recipient of a pledge or hypothecation of a Member’s or any other member’s Units in the Company will be a third party beneficiary of the provisions of this Section and this Section may not be amended or modified so long as any of the Member’s or any other member’s membership Units or other Units in the Company is subject to a pledge or hypothecation without the pledgee’s (or the transferee of such pledgee’s) prior written consent.

(b)     No Opt-in to Article VIII. So long as any pledge of any Units is in effect, the Company will not elect that Units become governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction without the consent of all pledgees of such membership interests. Notwithstanding anything contained herein to the contrary, this provision will inure to the benefit of any pledgee of the Units and its successors and assigns and designated agent, as an intended third-party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision will in any event be effective without the prior written consent of such pledgee.

*    *     *    *    *

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Second Amended and Restated Operating Agreement as of the date first written above.

COMPANY:

PCI STRATEGIC MANAGEMENT, LLC, a Maryland limited liability company

By:	/s/ Sean Battle
Name:	Sean Battle
Title:	President

MEMBER:

LAKE ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ Jeff Hart
Name:	Jeff Hart
Title:	Vice President and Secretary

Signature Page to Second Amended and Restated Operating Agreement of PCI Strategic Management, LLC